EXHIBIT 10.1

LAREDO OIL, INC.

LAREDO ROYALTY INCENTIVE PLAN

1.	Creation of Laredo Royalty Incentive Plan

In order to provide incentives to certain executive officers and key employees of and key consultants to Laredo Oil, Inc., a Delaware corporation (the “Company”), or its subsidiaries to remain in the Company’s or its subsidiaries’ service, the Company’s Board of Directors (the “Board”) resolved to create the Laredo/SORC Management Retention Plan dated June 29, 2012 (the “Original Plan”).  The Board has resolved to amend and replace the Original Plan in its entirety with this Laredo Royalty Incentive Plan (the “Plan”).

2.	SORC Additional Interests

In June 2011, the Company entered into several agreements with Stranded Oil Resources Corporation (“SORC”) to seek recovery of stranded crude oil from mature, declining oil fields by using the enhanced oil recovery method known as underground gravity drainage.  Such agreements included a License Agreement between the Company and SORC dated as of June 14, 2011 (the “SORC License Agreement”), a License Agreement between the Company and Mark See, the Company’s Chairman and CEO (the “MS-Company License Agreement”), an Additional Interests Grant Agreement between the Company and SORC dated as of June 14, 2011 (the “Additional Interests Grant Agreement”), and other agreements.  As consideration for the licenses granted to SORC, the Company is entitled to receive a royalty interest in SORC (as defined in the SORC License Agreement, the “Royalty”) which may range from 17.25% to 19.99% of the net profits of SORC.   Pursuant to the SORC License Agreement, a portion of the royalty payable to Laredo thereunder equal to two and one-quarter percent (2.25%) the Net Profits (as defined in the SORC License Agreement) is required to be used to fund a long term incentive plan for the benefit of the employees of Laredo, as determined by the Laredo Board of Directors, in its sole discretion (the “Incentive Plan Royalty”).

In addition, under the terms of the Additional Interests Grant Agreement, the Company and SORC agreed that certain “Additional Interests” (as defined in the Additional Interests Grant Agreement) will be issued by SORC to the Company and/or such additional executive officers, key employees and key consultants of SORC as the SORC Board of Directors may determine, from time to time, in its sole and absolute discretion.  The Additional Interests Grant Agreement further provides that once any Additional Interests are issued or granted by SORC to the Company pursuant to the Additional Interests Grant Agreement, then the Company will have the right, as determined by the Board of Directors or Compensation Committee of the Company, in its sole and absolute discretion, to transfer such Additional Interests to one or more officers, directors or employees of the Company (the “Additional Incentive Plan Royalty”).

In order to implement this Plan, the Company has formed Laredo Royalty Incentive Plan, LLC, a Delaware limited liability company (the “Plan Entity”), and will contribute the Incentive Plan Royalty to the Plan Entity for the benefit of the Plan Participants (as defined below).  At the discretion of the Plan Administrator, all or any portion of the Additional Incentive Plan Royalty granted to the Company may be contributed to the Plan Entity for the benefit of the Plan Participants.  The Company will be the Managing Member of the Plan Entity under the Plan Entity LLC Agreement (as defined below) and Plan Units (as defined below) will be issued to Participants in the Plan pursuant to Award Agreements (as defined below).

3.	Plan Administration

(a)	Administrator. The Plan will be administered by the Compensation Committee of the Board or other committee comprised of the independent members of the Board (the “Plan Administrator”).

(b)
Authority of Plan Administrator.  Subject to the provisions of the Plan, the Plan Administrator will have the full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan.  The Plan Administrator has authority to prescribe, amend and rescind rules and regulations relating to the Plan or the Plan Entity and to make all other determinations necessary or advisable for Plan or Plan Entity administration, in each case, consistent with the terms of the Plan.  The Plan Administrator may delegate all or any of its duties hereunder to one or more persons and such person(s) shall have the full authority to exercise the duties so delegated.  All decisions, interpretations and other actions of the Plan Administrator shall be final, conclusive and binding on all parties who have an interest in the Plan or the Plan Entity.

(c)
Administrator Liability.  No member of the Plan Administrator will be liable for any action or determination made by the Plan Administrator with respect to the Plan or any amounts payable under the Plan.  All expenses and liabilities which members of the Plan Administrator incur in connection with the administration of this Plan shall be borne by the Company or its successor.  No member of the Plan Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any amounts payable hereunder, and all members of the Plan Administrator shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

4.	Participants

The persons eligible to participate in the Plan (each a “Participant”) shall be determined by the Plan Administrator in its sole discretion.   The Company’s chief executive officer may, at any time, recommend eligible persons to the Plan Administrator for participation in the Plan; provided, however, that the final determination of whether any such person will become a Participant under this Plan will be made by the Plan Administrator in its sole discretion.  Exhibit A shall be updated from time to time to reflect the then current Participants, the respective number of Plan Units (as defined below) awarded to such Participants and related information reflected thereon.

5.	Award of Plan Units

(a)
Number of Authorized Plan Units.  The Plan Administrator will be authorized to award a maximum of ten thousand (10,000) Plan Units pursuant to the Plan Entity LLC Agreement.  A “Plan Unit” means a Common Unit of Membership Interest in the Plan Entity.

(b)
Award of Plan Units.    Upon designation of an individual as a Participant, the Plan Administrator will award such Participant such number of Plan Units as the Plan Administrator determines, in its discretion, subject to Section 5(a).  The initial number of Plan Units awarded to each of the initial Participants is set forth opposite their respective names on Exhibit A.

(c)
Award Agreement.  Each award of Plan Units will be evidenced by a Restricted Common Unit Agreement (“Award Agreement”) in form and content approved by the Plan Administrator and attached as an exhibit to the Plan Entity LLC Agreement.  The Award Agreement will include vesting and forfeiture restrictions and repurchase rights with respect to each award of Plan Units to a Participant, and any such award of Plan Units will be subject to the terms and conditions set forth in the Award Agreement.

6.	Plan Entity Limited Liability Company Agreement

In addition to those contained in this Plan and the Award Agreement, the Limited Liability Company Agreement of the Plan Entity, as amended from time to time (the “Plan Entity LLC Agreement”), shall contain such other rights, preferences, limitations and restrictions relating to the Plan Units and the rights of the Participants with respect to such Plan Units.

7.	Limitation on Transferability.

Rights of a Participant to transfer, sell, assign, pledge or otherwise encumber such Participant’s Plan Units are subject to the restrictions thereon set forth in the Award Agreement and the Plan Entity LLC Agreement.

8.	Excess Parachute Payments.

If the payment of a distribution under the Plan Entity LLC Agreement to a Participant when added to any other payments or benefits made to (or potentially payable to) the Participant by the Company (including, without limitation, the accelerated vesting of stock options and other equity awards and other payments made upon a Liquidation Event) would subject the Participant to the excise tax (the “Excise Tax;” the payments or benefits subject to such Excise Tax being referred to as the “Excess Parachute Payments”) described in Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company agrees to take such actions as shall be necessary to submit to the shareholders of the Company, in the manner contemplated by Treasury Regulation § 1.280G-1, Q&A-7, a vote to approve the payment of the Excess Parachute Payments to the Participant.

Unless otherwise agreed by the Board and the Chief Executive Officer of the Company, any determination of the existence of an Excess Parachute Payment shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes.  For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

9.	Effective Date; Amendment of Plan

This Plan shall be effective upon approval and adoption by the Board, as set forth below  (the “Effective Date”).  This Plan may at any time be amended by the Board upon recommendation by the Plan Administrator,  provided that (a) such amendment must be reflected in a written Board resolution and provided to all Participants; and (b) no such amendment shall adversely affect the benefits under this Plan to which a Participant is then entitled or with respect to which such Participant may become entitled pursuant to the terms of such Participant’s Award Agreement without such Participant’s written consent.

10.	General Provisions

(a)
If the Company, any Participant, and/or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the substantially prevailing party in such legal action shall be reimbursed by the other party, the substantially prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

(b)
Except as otherwise provided in the Plan Entity LLC Agreement, no Participant shall have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law.

(c)
Each Participant shall be provided with a copy of this Plan (and any amendments to this Plan), the Plan Entity LLC Agreement (and any amendments thereto) and such Participant’s Award Agreement.  Participants are advised to review the Plan, the Plan Entity LLC Agreement and the Award Agreements to better understand their rights, preferences, limitations and restrictions thereunder.

(d)
No action of the Company in establishing this Plan, no action taken under this Plan and no provision of this Plan itself shall be construed to grant any person the right to remain in the employ of the Company or its subsidiaries (or any of their respective acquirers or successors) for any period of specific duration.  Rather, except as otherwise provided in any applicable employment agreement, each employee will be employed “at will,” which means that either such employee or the Company (or any of their respective acquirers or successors) may terminate the employment relationship at any time for any reason, with or without cause.

(e)
If any provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if the invalid provision had been omitted.  This Plan shall be construed, regulated, interpreted and administered under and in accordance with the laws of the State of Delaware.

(f)	This is the full and complete embodiment of the terms of this Plan described herein. This Plan amends and restates the Original Plan in its entirety.

[Signature page follows.]

The undersigned hereby certifies that this Plan was approved and adopted by the Board of the Company on October 11, 2012.

LAREDO OIL, INC.

By:
Name: Mark See
Title: Chief Executive Officer